Exhibit 27(l)

April 9, 2004

Pruco Life of New Jersey Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life of New Jersey Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life of New Jersey Insurance Company (“Pruco Life of New Jersey”) of PruLife Custom Premier II Variable Universal Life Insurance Contracts (the “Contracts”) under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No.1 to Registration Statement No.333-112809 on Form N-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto.

I have examined the actuarial assumptions and actuarial methods used in determining the hypothetical illustrations of included in the prospectus. In my opinion:

(1)      The  illustrations  of cash surrender  values,  death benefits and/or any other values  illustrated are consistent with the provisions of the Contract and the Depositor's administrative procedures;
(2)      The rate structure of the Contract has not been designed, and the assumptions for the illustrations  (including sex, age, rating  classification,  and premium  amount and  payment  schedule)  have not been  selected,  so as to make the  relationship  between  premiums  and  benefits,  as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and
(3)      The  illustrations  are based on a commonly used rating  classification  and premium amount and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Experts” in the prospectus.

Very truly yours,

/s/ Pamela A. Schiz, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America